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                                                                     Exhibit 8.1
                         [LETTERHEAD OF SHAW PITTMAN]

                               December 22, 1999

CNL American Properties Fund, Inc.
CNL Center at City Commons
450 South Orange Avenue
Orlando, Florida 32801

Ladies and Gentlemen:

You have requested certain opinions regarding the application of U.S. federal income tax laws to CNL American Properties Fund, Inc. (the "Company") in connection with the filing of a registration statement on Form S-4 (File No. 333-74329), as amended (the "Registration Statement") with the Securities and Exchange Commission. The Registration Statement is being filed in connection with the offering of (i) up to 27,343,243 shares of the Company's common stock, and (ii) one or more series of notes, in connection with the proposed acquisition (the "Acquisition") of the following 16 limited partnerships (the "Income Funds"):

          CNL Income Fund, Ltd.         CNL Income Fund IX, Ltd.
          CNL Income Fund II, Ltd.      CNL Income Fund X, Ltd.
          CNL Income Fund III, Ltd.     CNL Income Fund XI, Ltd.
          CNL Income Fund IV, Ltd.      CNL Income Fund XII, Ltd.
          CNL Income Fund V, Ltd.       CNL Income Fund XIII, Ltd.
          CNL Income Fund VI, Ltd.      CNL Income Fund XIV, Ltd.
          CNL Income Fund VII, Ltd.     CNL Income Fund XV, Ltd.
          CNL Income Fund VIII, Ltd.    CNL Income Fund XVI, Ltd.

     In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following:
(1) the Registration Statement, (2) the Amended and Restated Articles of Incorporation of the Company, together with all amendments, (3) certain written representations of the Company contained in a letter to us dated as of the date hereof, (4) copies of representative leases entered into by the Company as of the date hereof, (5) copies of representative leases entered into by the Income Funds as of the date hereof, and (6) such other documents or information as we have deemed necessary to render the opinions set forth in this letter. In our review, we have assumed, with your consent, that the documents listed above that we reviewed in proposed form will be executed in substantially the same form, all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Amended and Restated Articles of Incorporation of the Company, as amended, have been or
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CNL American Properties Fund, Inc.
December 22, 1999
Page 2

will be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

     Unless facts material to the opinions expressed herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the representations made by the Company. To the extent that the representations of the Company are with respect to matters set forth in the Internal Revenue Code of 1986, as amended (the "Code") or the regulations promulgated thereunder (the "Treasury Regulations"), we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Treasury Regulations and published administrative interpretations thereof.

     Based upon, and subject to, the foregoing, we are of the opinion that, (i) the Company qualified as a REIT under the Code for its taxable years ending through December 31, 1998; (ii) the Company is organized in conformity with the requirements for qualification as a REIT, and (iii) the Company's proposed method of operation will enable it to meet the requirements for qualification as a REIT under the Code.

     For a discussion relating the law to the facts and legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, in the sections of the Registration Statement under the heading "Federal Income Tax Considerations."

     The opinions set forth in this letter are based on existing law as contained in the Code, Treasury Regulations (including any Temporary and Proposed Regulations), and interpretations of the foregoing by the Internal Revenue Service ("IRS") and by the courts in effect (or, in case of certain Proposed Regulations, proposed) as of the date hereof, all of which are subject to change, both retroactively or prospectively, and to possibly different interpretations. Moreover, the Company's ability to achieve and maintain qualification as a REIT depends upon its ability to achieve and maintain certain diversity of stock ownership requirements and, through actual annual operating results, certain requirements under the Code regarding its income, assets and distribution levels. No assurance can be given that the actual ownership of the Company's stock and its actual operating results and distributions for any taxable year will satisfy the tests necessary to achieve and maintain its status as a REIT. We assume no obligation to update the opinions set forth in this letter. We believe that the conclusions expressed herein, if challenged by the IRS, would be sustained in court. Because our positions are not binding upon the IRS or the courts, however, there can be no assurance that contrary positions may not be successfully asserted by the IRS.
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CNL American Properties Fund, Inc.
December 22, 1999
Page 3

     The foregoing opinions are limited to the specific matters covered thereby and should not be interpreted to imply the undersigned has offered its opinion on any other matter.


                              Very truly yours,


                              SHAW PITTMAN

                              By:  /s/ Charles B. Temkin, P.C.
                                   ----------------------------------------
                                   Charles B. Temkin, P.C.